SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |_|
Filed by a Party other than the Registrant |_|

Check the appropriate box:
|_|  Preliminary Proxy Statement
|_| Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
|_|  Definitive Additional Materials
|_|  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12



                             EVEREST RE GROUP, LTD.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_|  Fee computed on table below per Exchange Act Rules 14a-6(I)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

|_|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                             EVEREST RE GROUP, LTD.

                                   ----------

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 23, 2000


TO THE SHAREHOLDERS OF EVEREST RE GROUP, LTD.:


     The Annual General Meeting of Shareholders of Everest Re Group, Ltd., a Bermuda company, will be held at the Royal Pavilion Hotel, Porters, St. James, Barbados on Tuesday, May 23, 2000 at 11:00 a.m., for the following purposes:

1. To elect two Class I Directors of the Company, each to serve for a three-year period to expire at the 2003 Annual General Meeting of Shareholders or until such director's successor shall have been duly elected or appointed or until such director's office is otherwise vacated.

2. To authorize the Board of Directors to elect or appoint additional directors up to such maximum number as may be established from time to time in accordance with the Company's Bye-laws.

3. To appoint PricewaterhouseCoopers as the Company's independent auditors for the year ending December 31, 2000 and authorize the Board of Directors to set the fees for the independent auditors.

4. To transact such other business, if any, as may lawfully be brought before the meeting and any and all adjournments thereof.

     Only shareholders of record, as shown by the transfer books (Register of Members) of the Company, at the close of business on March 27, 2000 are entitled to notice of, and to vote at, the Annual General Meeting.

     You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, you are urged to sign and date the enclosed proxy and return it promptly in the postage prepaid envelope provided for that purpose.

                                             By Order of the Board of Directors
                                             Janet J. Burak, Secretary

April 14, 2000
Hamilton, Bermuda

                             EVEREST RE GROUP, LTD.

                                 PROXY STATEMENT

                                   ----------

                     ANNUAL GENERAL MEETING OF SHAREHOLDERS

                                  MAY 23, 2000

     The enclosed proxy is being solicited on behalf of the Board of Directors (the "Board") for use at the 2000 Annual General Meeting of Shareholders of Everest Re Group, Ltd., a Bermuda company (the "Company"), to be held on May 23, 2000, and at any adjournment thereof. It may be revoked at any time before it is exercised by giving a later proxy, notifying the Secretary of the Company in writing, or voting in person at the Annual General Meeting. All shares represented at the meeting by properly executed proxies will be voted as specified and, unless otherwise specified, will be voted for the election of Martin Abrahams and John R. Dunne as directors, for authorizing the Board to elect or appoint additional directors and for the appointment of PricewaterhouseCoopers as independent auditors.

     Only shareholders of record at the close of business on March 27, 2000 will be entitled to vote at the meeting. On that date 45,819,697 common shares, par value $.01 per share ("Common Shares"), were outstanding and entitled to vote. Each Common Share is entitled to one vote.

     The election of each nominee for director, and the approval of all other matters to be voted upon at the Annual General Meeting, require the affirmative vote of a majority of the votes cast at the Annual General Meeting, provided there is a quorum (consisting of not less than two persons present in person or by proxy holding in excess of 50% of the issued and outstanding Common Shares entitled to attend and vote at the Annual General Meeting). The Company has appointed inspectors of election to count votes cast in person or by proxy. Common Shares owned by shareholders electing to abstain from voting will be counted towards the presence of a quorum. However, such Common Shares, and Common Shares owned by shareholders and not voted in person or by proxy at the Annual General Meeting (including "broker non-votes"), will not be counted towards the majority needed to elect a director or approve any other matter before the shareholders and thus will have no effect on the outcome of those votes.

     This Proxy Statement, the attached Notice of Annual General Meeting, the Annual Report of the Company for the year ended December 31, 1999 (including financial statements) and the enclosed Proxy Card are first being mailed to the Company's shareholders on or about April 14, 2000.

     Because February 24, 2000 was the effective date of a restructuring pursuant to which the Company became the holding company for Everest Reinsurance Holdings, Inc. ("Everest Holdings") and its subsidiaries, all references in this document to the Company prior to February 24, 2000 should be deemed to refer to Everest Holdings and all references to the Common Shares prior to February 24, 2000 should be deemed to refer to the common stock of Everest Holdings.

     All references in this document to "$" or "dollars" are references to the currency of the United States of America.

     The Company knows of no specific matter to be brought before the Annual General Meeting that is not referred to in the attached Notice of Annual General Meeting of Shareholders and this Proxy Statement. If any such matter comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote proxies in accordance with their best judgment with respect to such matters. To be properly made, a shareholder proposal must comply with the Company's Bye-Laws and in order for any matter to come before the meeting, it must relate to matters referred to in the attached Notice of Annual General Meeting.

                      PROPOSAL NO. 1--ELECTION OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE DIRECTOR NOMINEES DESCRIBED BELOW. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

     The Company's Bye-Laws provide for the division of the Board into three classes, with the directors in each class serving for a term of three years. At the 2000 Annual General Meeting, two nominees for Class I director positions are to be elected to serve until the 2003 Annual General Meeting of Shareholders and until their successors are elected and qualified. All of the nominees for election as Class I directors at this meeting, and all directors whose term of office will continue after the meeting, are currently directors of the Company. The Class II director positions will be subject to election at the 2001 Annual General Meeting of Shareholders and the Class III directors will be subject to election at the 2002 Annual General Meeting of Shareholders. It is not expected that any of the nominees will become unavailable for election as a director, but if any nominee should become unavailable prior to the meeting, proxies will be voted for such persons as the Board shall recommend, unless the Board reduces the number of directors accordingly. There are no arrangements or understandings between any director and any other person pursuant to which such person was selected as a director or nominee.

INFORMATION CONCERNING NOMINEES

     The following information has been furnished by the respective nominees for election of Class I directors for a term expiring in 2003.

     MARTIN ABRAHAMS, 67, became a Class I director of the Company on March 12, 1996 and served as a director of Everest Reinsurance Company, a wholly owned subsidiary of the Company ("Everest Re"), from March 1996 to February 2000. Mr. Abrahams, currently retired, served with the accounting firm of Coopers & Lybrand L.L.P. from 1957 and was a partner in that firm from 1969 to 1995.

     JOHN R. DUNNE, 70, became a Class I director of the Company on June 10, 1996 and served as a director of Everest Re from June 1996 to February 2000. Mr. Dunne, an attorney and member of the bar of both New York and the District of Columbia, has since 1994 been counsel to the law firm of Whiteman, Osterman & Hanna in Albany, New York. Mr. Dunne is a director of CGU Corporation. Mr. Dunne was counsel to the Washington DC law firm of Bayh, Connaughton & Malone from 1993 to 1994. From 1990 to 1993, he served as an Assistant Attorney General for the United States Government, Department of Justice. From 1966 to 1989, Mr. Dunne served as a New York State Senator while concurrently practicing law as a partner in New York law firms.

INFORMATION CONCERNING CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

     The following information has been furnished by those directors whose terms of office will continue after the 2000 Annual General Meeting and by the other executive officers.

     KENNETH J. DUFFY, 70, became a Class II director of the Company on March 12, 1996 and served as a director of Everest Re from March 1996 to February 2000. Mr. Duffy is a retired insurance executive. He served with the insurance holding company, Commercial Union Corporation, and its parent company, CGU plc, from 1948 until his retirement in 1999. He was President and Chief Executive of Commercial Union Corporation from January 1985 to January 1995, Chairman and Chief Executive from January 1993 to January 1995, Chairman from January 1995 to October 1998 and Senior Advisor to CGU plc from October 1998 to December 1999. Until December 1999, he was also a director of Commercial Union Canada Holdings, Ltd. and the President and a director of Curepool (Bermuda) Ltd. He is also a vice president of the Insurance Institute of London and a fellow of the Institute of Risk Management.

     THOMAS J. GALLAGHER, 51, became a Class III director of the Company on March 13, 1996. Mr. Gallagher also serves as a director of Everest Re, having first been elected to that position in 1987. Elected President and Chief Operating Officer of both the Company and Everest Re on February 24, 1997, Mr. Gallagher had been Executive

Vice President of both companies since December 1995 and a Senior Vice President of the Company since 1994 and of Everest Re since 1989. Since joining Everest Re in 1975, he has served as an underwriter in the facultative and treaty departments, as vice president in charge of the facultative department and as vice president in charge of the treaty casualty department. Mr. Gallagher also serves as Deputy Chairman of the Company, as a director and President of Everest Holdings, as a director and Deputy Chairman of Everest Reinsurance (Bermuda), Ltd. ("Bermuda Re"), as a director and Chairman of Everest Global Services, Inc. ("Everest Global"), as a director and Chairman of Everest National Insurance Company ("Everest National"), as a director and Chairman of Everest Insurance Company of Canada ("EVCAN"), as a director and Chairman and Chief Executive Officer of Everest Indemnity Insurance Company ("Everest Indemnity") and as a director of WorkCare Southeast, Inc. ("WorkCare Southeast"), WorkCare Southeast of Georgia, Inc. ("WorkCare Georgia"), CRA-CO Holdings, Ltd., Southeastern Security Insurance Company and Adjusters Unlimited, Inc., all of which are subsidiaries of the Company.

     WILLIAM F. GALTNEY, JR., 47, became a Class III director of the Company on March 12, 1996 and served as a director of Everest Re from March 1996 to February 2000. Since 1983, Mr. Galtney has been the Chairman and Chief Executive Officer of Healthcare Insurance Services, Inc., a managing general and surplus lines agency indirectly owned by The Galtney Group, Inc. ("GGI"), a holding company 45% owned by Mr. Galtney and of which he is also Chairman and Chief Executive Officer. Mr. Galtney also serves as either the chairman or a director of various subsidiaries and affiliates of GGI. Mr. Galtney is also a director of Mutual Risk Management Ltd.

     JOSEPH V. TARANTO, 51, a Class II director, became Chairman of the Board and Chief Executive Officer of the Company and Everest Re on October 17, 1994 and served as President of both companies from December 1994 until Mr. Gallagher's election as President on February 24, 1997. Mr. Taranto also serves as a director and Chairman and Chief Executive Officer of Everest Holdings, as a director and Chairman of Bermuda Re and as a director of Everest Re. Mr. Taranto was a director and President of Transatlantic Holdings, Inc. and a director and President of Transatlantic Reinsurance Company and Putnam Reinsurance Company (both subsidiaries of Transatlantic Holdings, Inc.) from 1986 to 1994.

     STEPHEN L. LIMAURO, 48, is an executive officer of the Company and became Comptroller of the Company and Everest Re on September 25, 1997 and Chief Financial Officer and Treasurer of the Company and Everest Re on November 17, 1999. He became a Senior Vice President of the Company and Everest Re on February 23, 1999. He served as Assistant Comptroller of Everest Re from June 20, 1988 until September 25, 1997. From May 1995 until September 1997, he was Vice President, Treasurer and Assistant Comptroller of the Company. Mr. Limauro is also a director, Senior Vice President, Chief Financial Officer, Treasurer and Comptroller of Everest Holdings, a director of Bermuda Re and Everest Re and a director and Comptroller of Everest National and Everest Indemnity. He also serves as a director, Assistant Treasurer and Assistant Controller to EVCAN and he is Comptroller of Mt. McKinley Managers, L.L.C. ("Mt. McKinley"), a subsidiary of Everest Holdings. He serves as a director and President of Everest Re Holdings, Ltd. ("ERHL"), a subsidiary of Everest Re, and of Everest Global and is Comptroller of WorkCare Southeast and WorkCare Georgia and Chief Accountant of WorkCare, Inc. ("WorkCare"). He also serves as a director, Senior Vice President, Chief Financial Officer and Comptroller of CRA-CO Holdings, Ltd., Southeastern Security Insurance Company and Adjusters Unlimited, Inc., all of which are subsidiaries of the Company. Prior to the restructuring, Mr. Limauro was a director and Chairman of the Company.

     JANET J. BURAK (formerly Janet Burak Melchione), 49, is an executive officer of the Company and became Vice President, General Counsel and Secretary of the Company upon its organization on November 11, 1993. She became a Senior Vice President of the Company and Everest Re on January 31, 1994. Ms. Burak has served as General Counsel of Everest Re since 1985 and in 1986 was appointed Secretary. Ms. Burak is also Vice President and Secretary of Everest Holdings, Vice President, Secretary and General Counsel of Everest Global, a director of Bermuda Re and a director and Assistant Secretary of Everest National and Everest Indemnity. She is a director, Vice President and Assistant Secretary of ERHL, Secretary of EVCAN and Assistant Secretary of Mt. McKinley, WorkCare Southeast and WorkCare Georgia. She serves as Associate General Counsel of WorkCare. She also serves as an Assistant Secretary of CRA-CO Holdings, Ltd., Southeastern Security Insurance Company and Adjusters Unlimited, Inc., all of which are subsidiaries of the Company. Prior to the restructuring, Ms. Burak was a director and Deputy Chairman of the Company.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board conducts its business through its meetings and meetings of its committees. Six meetings of the Board were held in 1999. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which the director served. The Board currently maintains Audit and Compensation Committees. The Board does not maintain a nominating committee or other committee performing similar functions.

     AUDIT COMMITTEE

     The Audit Committee was created by the Board on March 21, 1996. The principal purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other financial information provided by the Company to governmental bodies or the public, (ii) the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established and (iii) the Company's auditing, accounting and financial reporting processes generally. The Audit Committee relies upon appropriate Company financial and legal personnel and the Company's independent auditors to review the Company's internal controls and financial statements, audit findings and significant accounting and reporting issues.

     The current members of the Audit Committee are Mr. Abrahams, Mr. Duffy and Mr. Dunne, none of whom are employees or officers of the Company. Mr. Abrahams served as Chairman in 1997 and until February 26, 1998. Mr. Dunne was designated Chairman effective February 26, 1998 and is currently serving in that position. The Audit Committee held three meetings in 1999.

     COMPENSATION COMMITTEE

     The Compensation Committee exercises authority with respect to all compensation and benefits afforded all officers at the Senior Vice President level and above, the Designated Executive Officers (as defined herein), and the Company's Chief Financial Officer, Comptroller and Treasurer and the Company's General Counsel and Secretary. The Compensation Committee also has oversight responsibilities for all of the Company's broad-based compensation and benefit programs, including administration of the Company's Annual Incentive Plan, the 1995 Stock Incentive Plan and the Executive Performance Annual Incentive Plan.

     The current members of the Compensation Committee are Mr. Abrahams and Mr. Duffy, neither of whom are current or former employees or officers of the Company. Mr. Duffy has been designated to serve as Chairman. The Compensation Committee held three meetings and acted by unanimous written consent on one occasion in 1999.

COMMON SHARE OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of Common Shares as of March 27, 2000 by the directors of the Company, by the designated executive officers listed in the Summary Compensation Table (the "Designated Executive Officers") and by all directors and executive officers of the Company as a group. Information in this table was furnished to the Company by the respective directors and Designated Executive Officers. Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting power and sole dispositive power with respect to the shares shown in the table to be owned by that person.


                                                      AMOUNT AND NATURE OF     PERCENT OF
NAME OF BENEFICIAL OWNER                              BENEFICIAL OWNERSHIP     CLASS (10)
-----------------------                               --------------------     ----------
Martin Abrahams ...................................         9,070(1)               *
Kenneth J. Duffy ..................................         8,370(2)               *
John R. Dunne .....................................         8,190(3)               *
Thomas J. Gallagher ...............................        79,318(4)               *
William F. Galtney, Jr ............................       209,659(5)               *
Joseph V. Taranto .................................       516,142(6)               *
Stephen L. Limauro ................................        14,000(7)               *
Janet J. Burak ....................................        21,300(8)               *
All directors and executive officers
as a group (8 persons) ............................       866,049(9)             1.89%

----------
*    Less than 1%

(1) Includes 4,387 shares purchasable upon the exercise of stock options exercisable within 60 days of March 27, 2000.

(2) Includes 4,387 shares purchasable upon the exercise of stock options exercisable within 60 days of March 27, 2000.

(3) Includes 4,307 shares purchasable upon the exercise of stock options exercisable within 60 days of March 27, 2000.

(4) Includes 4,400 shares of restricted stock issued to Mr. Gallagher under the Company's 1995 Stock Incentive Plan. Such stock may not be sold or transferred until the vesting requirements have been satisfied. Also includes 68,900 shares purchasable upon the exercise of stock options exercisable within 60 days of March 27, 2000.

(5) Includes 191,600 shares owned by Galtney Family Investors, Ltd., a limited partnership in which Mr. Galtney maintains a beneficial ownership and for which he serves as the General Partner. Also includes 4,387 shares purchasable upon the exercise of stock options exercisable within 60 days of March 27, 2000.

(6) Includes 106,000 shares purchasable upon the exercise of stock options exercisable within 60 days of March 27, 2000.

(7) Includes 13,600 shares purchasable upon the exercise of stock options exercisable within 60 days of March 27, 2000.

(8) Includes 1,500 shares of restricted stock issued to Ms. Burak under the Company's 1995 Stock Incentive Plan. Such stock may not be sold or transferred until the vesting requirements have been satisfied. Also includes 18,700 shares purchasable upon the exercise of stock options exercisable within 60 days of March 27, 2000.

(9) Includes 224,668 shares purchasable upon the exercise of stock options exercisable within 60 days of March 27, 2000.

(10) Based on 45,819,697 total Common Shares outstanding and entitled to vote as of March 27, 2000.

PRINCIPAL HOLDERS OF COMMON SHARES

     To the best of the Company's knowledge, the only beneficial owners of more than 5% of the outstanding Common Shares as of December 31, 1999 are set forth below. This table is based on information provided in Schedule 13Gs filed with the Securities and Exchange Commission by each of the parties listed in the table.


                                                   NUMBER OF SHARES         PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER              BENEFICIALLY OWNED          CLASS
------------------------------------              -----------------         ----------
Mellon Financial Corporation ................         3,853,309(1)            8.20%
One Mellon Center
Pittsburgh, Pennsylvania 15258

Cramer Rosenthal McGlynn LLC ................         2,616,202(2)            5.57%
707 Westchester Avenue
White Plains, New York 10604

----------
(1) Mellon Financial Corporation reports in its Schedule 13G that it has sole voting power with respect to 2,591,349 Common Shares, shared voting power with respect to 537,600 Common Shares, sole dispositive power with respect to 3,155,549 Common Shares and shared dispositive power with respect to 675,000 Common Shares.

(2) Cramer Rosenthal McGlynn reports in its Schedule 13G that it has shared voting power and shared investment power with respect to these Common Shares.

DIRECTORS' COMPENSATION

     Each member of the Board who is not otherwise affiliated with the Company as an employee and/or officer ("Non-Employee Director") was compensated in 1999 for services as a director and was also reimbursed for out-of-pocket expenses associated with each meeting attended. The annual compensation for 1999 of the Non-Employee Directors was fixed at $40,000 per year. Compensation was paid quarterly in arrears by the issuance of Common Shares. Compensating the Non-Employee Directors with Common Shares is intended to align their interests with those of the Company's shareholders. The value of Common Shares issued is calculated based on the average of the highest and lowest sale prices of the Common Shares on the last day of the calendar quarter or, if no sale is reported for that day, the next preceding day for which there is a reported sale. For 1999, each of the Non-Employee Directors was issued a total of 1,315 shares as compensation for his services as a director in accordance with this procedure. As of January 1, 2000, the value of these shares for each Non-Employee director was $29,340.94 based upon the $22.3125 closing price of a Common Share on December 31, 1999.

     In addition, the Company has adopted the 1995 Stock Option Plan for Non-Employee Directors (the "Directors' Plan"), which is designed to maintain the Company's ability to attract and retain the services of experienced and highly qualified outside directors and to create a proprietary interest in the Company's continued success. Each of the Non-Employee Directors on the Company's Board is awarded options to purchase that number of Common Shares equal to $50,000 divided by the fair market value of such shares as of the date he is initially appointed to the Board, with an exercise price equal to that fair market value. As defined in the Directors' Plan, the fair market value is determined by averaging the high and low trading prices of the Common Shares on the date of the option award.

     Upon their initial appointment to the Board on March 12, 1996, Mr. Abrahams, Mr. Duffy, and Mr. Galtney were each granted options to purchase 2,216 Common Shares at an exercise price of $22.5625 per share. Upon his initial appointment to the Board on June 10, 1996, Mr. Dunne was granted options to purchase 2,036 Common Shares at an exercise price of $24.5625 per share. Pursuant to a Stock Option Agreement for Non-Employee Directors dated April 1, 1999, each of the foregoing four directors was granted options to purchase 6,500 Common Shares at an exercise price of $30.625 per share.

COMPENSATION OF EXECUTIVE OFFICERS

     SUMMARY COMPENSATION TABLE

     The following table sets forth compensation paid or accrued for the last three fiscal years with respect to the Company's Chief Executive Officer and the three other most highly compensated executive officers who were serving as executive officers as of December 31, 1999 (the "Designated Executive
Officers"),   for  services   rendered  by  them  to  the  Company  and  to  its
subsidiaries.


                                             SUMMARY COMPENSATION TABLE

                                                                          LONG TERM COMPENSATION
                                              ANNUAL COMPENSATION                 AWARDS
                                           -------------------------   ----------------------------
                                                                        RESTRICTED       SECURITIES      ALL OTHER
                                                                           STOCK         UNDERLYING    COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR        SALARY($)    BONUS ($)(1)   AWARD(S) ($)(2)   OPTIONS(#)       ($)(3)
----------------------------   -----       ---------    ------------   ---------------   ----------    ------------
Joseph V. Taranto              1999        $964,387      $1,150,000            --          80,000        $18,461
   Chairman of the Board       1998         945,426         745,660            --         150,000         23,804
   and Chief Executive         1997         887,532         717,000            --          75,000         21,971
   Officer

Thomas J. Gallagher            1999         341,538         300,000            --          30,000         14,138
   President and Chief         1998         338,654         225,000            --          27,500         13,544
   Operating Officer           1997         304,231         200,000            --          27,500         12,627

Janet J. Burak                 1999         173,923          80,000            --           8,000          6,184
   Senior Vice President       1998         174,654          60,000            --           8,000          5,948
   General Counsel             1997         161,654          60,000       $97,500           7,500          5,538
   and Secretary

Stephen L. Limauro             1999         172,992         100,000            --           8,000          5,918
   Senior Vice President       1998         170,339          65,000            --           6,000          5,800
   Chief Financial Officer     1997         151,523          45,000            --           5,000          5,185
   and Comptroller

--------------
(1) Represents compensation earned by the Designated Executive Officers for the years ended December 31, 1999, December 31, 1998 and December 31, 1997 pursuant to the Company's Annual Incentive Plan. In addition, the amounts shown for Mr. Taranto for 1998 and 1997 include $279,760 and $269,000, respectively, pursuant to the Chief Executive Officer's Bonus Plan. The amount shown for Mr. Taranto for 1999 includes $1,150,000 pursuant to the Executive Performance Annual Incentive Plan.

(2) The amount reported represents the value of the Common Shares underlying the restricted stock at the date of grant, without taking into account any diminution in value attributable to the restrictions on such stock. An award of restricted stock to Ms. Burak was made on September 26, 1997; the closing price of a Common Share on the New York Stock Exchange on that date was $39.00. This restricted stock award vests at the rate of 20% per year over a five-year period. As of December 31, 1999, Ms. Burak held 1,500 restricted Common Shares valued at $33,360, based on $22.44 as the average of the high and low trading prices of a Common Share on the New York Stock Exchange on that date. Dividends are paid quarterly on these restricted Common Shares at the same rate as dividends paid on Common Shares held by public shareholders.

(3) For 1999, represents: (i) the following term life insurance premiums paid by the Company on behalf of the Designated Executive Officers: (a) Mr. Taranto--$1,050, (b) Mr. Gallagher--$1,050, (c) Ms. Burak--$733 and (d) Mr. Limauro--$728; and (ii) the following employer contributions to qualified and non-qualified employee savings plans: (a) Mr. Taranto--$17,411, (b) Mr. Gallagher--$13,088, (c) Ms. Burak--$5,451 and (d) Mr. Limauro--$5,190.

     STOCK OPTION GRANTS

     The following table sets forth certain information concerning stock options granted under the Company's 1995 Stock Incentive Plan during 1999 to the Designated Executive Officers.

                     OPTION /SAR GRANTS IN LAST FISCAL YEAR

                                                                INDIVIDUAL GRANTS
                                   ---------------------------------------------------------------------------
                                      NUMBER OF       % OF TOTAL
                                     SECURITIES      OPTIONS/SARS
                                     UNDERLYING       GRANTED TO     EXERCISE OR                  GRANT DATE
                                    OPTIONS/SARS     EMPLOYEES IN    BASE PRICE    EXPIRATION    PRESENT VALUE
           NAME                    GRANTED (#)(1)   FISCAL YEAR(2)     ($/SH)       DATE (3)        ($)(4)
          ------                   --------------   --------------   -----------   ----------    -------------
Joseph V. Taranto................      80,000             21.94%      $ 30.625      04/01/09        $1,092,552
Thomas J. Gallagher..............      30,000              8.23         30.625      04/01/09           409,707
Janet J. Burak...................       8,000              2.19         30.625      04/01/09           109,255
Stephen L. Limauro...............       8,000              2.19         30.625      04/01/09           109,255

----------

(1) Represents non-qualified stock options granted to Mr. Taranto, Mr. Gallagher, Ms. Burak and Mr. Limauro on April 1, 1999, which become exercisable in 20% installments each year commencing with the first anniversary of the grant dates, as long as employment with the Company or its subsidiaries continues. These stock options were granted with an exercise price equal to 100% of the fair market value of a Common Share on the date of grant. No SARs were granted in 1999.

(2) Based upon 364,500 non-qualified stock options granted to all employees in 1999.

(3) Exercisable options expire unless exercised within three years following termination of employment due to retirement, disability or death or within three months following termination of employment due to resignation or dismissal. Generally, if employment terminates because of death, retirement upon attaining age 65 or because of disability, unexercisable options become immediately exercisable until the earlier of: (a) three years after death or such termination; or (b) ten years from the date of grant.

(4) The grant date present value of each option grant is estimated as of the date of grant using the Black-Scholes option pricing model, modified to include dividends, with the following assumptions:

     (a) Expected Volatility -- The annualized standard deviation of the continuously compounded rate of return on the underlying stock, based on the closing price observations for the twelve-month period ended December 31, 1999, which was 33.86%.

     (b) Risk Free Rate of Return -- The rate available, on the date of grant, on zero-coupon U.S. government issues with a remaining term comparable to the expected life of the options as reported over the Bloomberg wire service, which was 5.54%.

     (c) Dividend Yield -- The yield calculated by dividing the estimated annualized dividend rate of the Common Shares in the amount of $.24 per share by the weighted average fair market value of the stock on the date of grant, which resulted in an assumed dividend yield of 0.8%.

     (d) Expected Life -- The average length of time before assumed exercise reflecting vesting provisions and maximum exercise period, which was
          7.5 years.

STOCK OPTION EXERCISES AND OPTION VALUES

     The following table sets forth certain information concerning the number and value of unexercised stock options at the end of 1999 held by the Designated Executive Officers. No Designated Executive Officer exercised stock options during 1999.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                         NUMBER OF SECURITIES
                                                        UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                          SHARES                            OPTIONS/SARS AT         IN-THE-MONEY OPTIONS/SARS
                        ACQUIRED ON       VALUE              AT FY-END(#)                AT FY-END($)(1)
NAME                    EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-----                   -----------    -----------    -----------    -------------  -----------   -------------
Joseph V. Taranto           0               0           90,000          265,000            $0            $0
Thomas J. Gallagher         0               0           62,900           85,100       195,650        48,913
Janet J. Burak              0               0           17,100           23,900        45,500        11,375
Stephen L. Limauro          0               0           12,000           19,000        36,400         9,100

----------
(1) Based on the year-end fair market value of Common Shares of $22.4375, which is calculated by averaging the high and low trading prices on December 31, 1999 on the New York Stock Exchange. The value of the options is computed by subtracting the exercise prices of the options from their fair market values and multiplying the difference by the number of shares underlying the options at the applicable exercise prices.


COMPENSATION COMMITTEE REPORT

  I. Executive Compensation Policy

     OVERVIEW. The Company's executive compensation program in 1999 was designed to attract, retain and motivate highly talented individuals whose abilities are critical to the success of the Company. Compensation policies that attract personnel of this caliber are particularly important for a relatively new public entity like the Company. The Company's compensation program is guided by the following fundamental principles:

     o Compensation of executive officers is based on the level of job responsibility, the performance of the Company and the performance of the individual.

     o    Total  compensation   levels  are  designed  to  be  competitive  with
          compensation paid by organizations of similar stature.

     o Compensation should align the interests of the executive officers with those of the Company's shareholders by basing a significant part of total compensation on the long-term performance of the Common Shares.

     The Company's executive compensation program in 1999 achieved the objectives described above and was a significant factor in attaining a high level of corporate performance and increased shareholder value throughout the year. In establishing executive compensation, the various components of compensation are considered collectively in order to properly assess the appropriateness of the Company's program relative to the attainment of its objectives. The Company's executive compensation program consists of two key elements: (i) an annual component, I.E., base salary and annual bonus and (ii) a long-term component, I.E., stock options, stock appreciation rights, restricted stock and stock awards.

     The Compensation Committee reviewed a variety of factors of historical and projected Company performance in determining executive compensation. In the course of this review, the Compensation Committee considered the Company's long-term compensation goals, the Company's financial performance and the compensation practices of other reinsurers through a review of publicly available information. In reviewing these factors, the Compensation Committee was able to assess the overall performance of the Company and its prospects for the future to establish an acceptable range for executive compensation.

  II. Components Of Executive Compensation

     A. ANNUAL COMPENSATION

     In 1999, annual compensation for executive officers of the Company consisted of two components--base salary and a cash payment under the Company's Executive Performance Annual Incentive Plan (in the case of Mr. Taranto) or the Company's Annual Incentive Plan (in the case of the other executive officers). The base salary for Mr. Taranto was subject to the terms of his employment agreement (See "Employment and Change of Control Agreements--Mr. Taranto" below). The base salaries for the other executive officers were determined by the Compensation Committee based on each executive officer's performance and, as previously discussed, the Company's performance and the range of compensation of executive officers with similar responsibilities in comparable companies.

     Annual bonuses paid to executive officers under the Annual Incentive Plan and the Executive Performance Annual Incentive Plan are a significant element of the executive compensation program. Since January 1, 1994, eligible employees of the Company have participated in the Annual Incentive Plan. Under the Annual Incentive Plan, the Company may make cash payments to participants each year, based on the performance of the Company, the performance of participant's subsidiary or department and/or the participant's individual performance in the preceding year. The Annual Incentive Plan is designed to reward participants for the achievement and success of general corporate goals and to recognize and reward their individual performances in achieving such goals, as well as to compensate them on the basis of the Company's financial results. The determination of individual performance goals and the extent to which such performance goals are met is subjective in nature and is influenced by the Compensation Committee's perception of the importance of the various corporate and individual goals to the overall success of the Company. Payments made in 2000 for the 1999 bonus year were based on corporate performance above par, and on the significance of the individual executive officer's contribution toward attaining that result. To evaluate corporate performance, the Compensation Committee considered the following factors related to the Company's 1999 financial results: after-tax operating income, return on equity and earnings growth. The Compensation Committee then arrived at total compensation for each of the executive officers that it believes is appropriate to the Company's performance and their individual contributions.

     The Executive Performance Annual Incentive Plan was approved by the Company's shareholders on May 20, 1999. Each year the Compensation Committee selects executive officers of the Company and its subsidiaries who will be eligible that year to participate in the Executive Performance Annual Incentive Plan. Currently, only Mr. Taranto, the Company's Chairman and Chief Executive Officer, is a participant. (See "Chief Executive Officer Compensation" below). Each year, the Compensation Committee establishes in writing objective performance goals for each participant, which, if attained, will entitle such participant to specific award amounts that will be paid to each participant. Each participant's performance is measured by any of the following performance criteria: net income before or after taxes, operating income before or after taxes, premiums earned, earnings per share, return on shareholders' equity, return on assets, appreciation in and/or maintenance of the price of the Common Shares or any other publicly traded securities of the Company, comparisons with various stock market indices, market share, statutory combined ratio, expense ratio, reductions in costs and expense growth, or gross or net premium growth. The Compensation Committee establishes an objective method by which award amounts are calculated under the plan. The maximum award amount any one participant may be awarded in one year is $2 million. The Compensation Committee, in its sole discretion, may eliminate or reduce but not increase, any award determination. The plan provides that the total amount of awards granted to all participants in any one year may not exceed 10% of the Company's average annual income before taxes for the preceding five years.

     B. LONG-TERM COMPENSATION

     In 1999, the long-term incentive used for executive officers was provided under the 1995 Stock Incentive Plan. Awards under this plan are intended to reinforce management's long-term perspective on corporate performance and provide an incentive for key executives to remain with the Company for the long-term.

     Awards under the 1995 Stock Incentive Plan are a significant element of the Company's executive compensation program. Compensation derived from share ownership provides a strong incentive to increase shareholder value, since the value of this compensation is determined by changes in the price of the Common Shares over the term of each award. Awards under the 1995 Stock Incentive Plan may take the form of stock options, stock appreciation rights, restricted stock or stock awards. Stock options, the principal form of long-term incentive compensation under the 1995 Stock Incentive Plan, encourage retention because they carry a five-year vesting period and, if not exercised, are generally forfeited if the employee leaves the Company before retirement. In addition, stock options, granted at the fair market value on the date of grant and with terms not to exceed 10 years, are designed to keep management and professional employees oriented to growth over the long-term and not simply to short-term profits. Awards are granted subjectively at the discretion of the Compensation Committee based on a variety of factors, including a recipient's demonstrated past and expected future performances, as well as a recipient's level of responsibility with the Company and his or her ability to affect shareholder value.

     Since the institution of the 1995 Stock Incentive Plan, the Committee has granted employees 1,866,600 options to purchase Common Shares. Awards granted to the Company's Designated Executive Officers during 1999 are summarized under the captions "Options/SARs Grants in Last Fiscal Year" and "Summary Compensation Table" above. When granting these awards, the Compensation Committee took into account prior grants to these individuals under the 1995 Stock Incentive Plan and determined that the 1999 grants were appropriate and in the best interests of the Company.

     The Company does not have a long-term cash bonus plan in effect. The Company currently intends to rely on the 1995 Stock Incentive Plan as the sole means of long-term compensation believing compensation in the form of share ownership increases long-term value for the shareholders while compensating individual employees for superior performance.

  III. Deductibility Cap on Executive Compensation

     Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), limits the ability of a publicly-held company to take a tax deduction for annual compensation in excess of $1 million paid to its chief executive officer or to any of its four other most highly paid executive officers. However, compensation is exempt from this limit if it qualifies as "performance-based compensation." To preserve this deduction, the Company has designed its incentive plans to constitute "performance-based compensation" and not be counted toward the $1 million limit. Although the Compensation Committee will consider deductibility under section 162(m) with respect to the compensation arrangements for executive officers, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since Company objectives may not always be consistent with the requirements for full deductibility, the Company and the subsidiaries may enter into compensation arrangements under which payments would not be deductible under section 162(m).

  IV. Chief Executive Officer Compensation

     In 1999, Mr. Taranto's compensation was based on the terms of his Employment Agreement with the Company and Everest Re (See "Employment and Change of Control Agreements -- Mr. Taranto" below) and consisted of base salary and "Additional Cash Compensation" and non-qualified stock options as set forth in this section. The Compensation Committee also approved a $1,150,000 cash payment to Mr. Taranto under the Executive Performance Annual Incentive Plan for fiscal year 1999. (See "Summary Compensation Table" and "Annual Compensation" above). This performance-based award was calculated as a function of the Company's actual earnings per share in 1999 in accordance with a formula previously established by the Compensation Committee.

       Kenneth J. Duffy                                      Martin Abrahams

PERFORMANCE GRAPH

     The following Performance Graph compares cumulative total shareholder returns on the Common Shares (assuming reinvestment of dividends) from October 3, 1995 (when the Company's shares were first listed on the New York Stock Exchange) through December 31, 1999, with the cumulative total return of the Standard & Poor's 500 Index and the Standard & Poor's Insurance (Property and Casualty) Index.


                 COMPARISON OF 51 MONTH CUMULATIVE TOTAL RETURN*
                 AMONG EVEREST RE GROUP, LTD., THE S&P 500 INDEX
                 AND THE S&P INSURANCE (PROPERTY-CASUALTY) INDEX


[THE FOLLOWING IS A LINE CHART IN ITS PRINTED PIECE.]


                                                       Cumulative Total Return*
                                          --------------------------------------------------
                                          10/3/95   12/95   12/96    12/97   12/98     12/99

EVEREST RE GROUP, LTD.                      100      119     147      213      202      117
S&P 500                                     100      106     130      174      224      271
S&P INSURANCE (PROPERTY-CASUALTY)           100      106     129      188      175      130


* $100 INVESTED ON 10/3/95 IN SHARES OR INDEX INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEARS ENDING DECEMBER 31.

RETIREMENT PLAN

     The  executive   officers  of  the  Company   participate  in  the  Everest
Reinsurance   Company  Retirement  Plan  (the  "Retirement  Plan")  and  in  the
Supplemental Retirement Plan (the "Supplemental Plan"), both of which are defined benefit pension plans. The Retirement Plan is a tax-qualified plan that determines benefits under a formula that takes into account a participant's years of continuous service and final average earnings with Everest Re and certain affiliates, including during the period of affiliation with the Prudential Insurance Company of America ("Prudential"). The Supplemental Plan is a non-qualified plan that provides benefits that would otherwise be provided under the Retirement Plan formula but for the application of certain limitations on tax-qualified benefits under the Code. The Retirement Plan and the Supplemental Plan are similar to the tax-qualified and supplemental pension plans of Prudential in which the executive officers and other employees of the Company and Everest Re participated prior to the Company's initial public offering. The following table shows the estimated annual pension benefits payable at normal retirement age to a participant under the Retirement Plan and the Supplemental Plan who attains the earnings and service classifications indicated under the plans.


     FINAL AVERAGE EARNINGS                             YEARS OF CONTINUOUS SERVICE
     ------------------------    --------------------------------------------------------------------------
                                      5           10          15           20           25           35
                                 --------     --------     --------     --------   ----------    ----------
     $ 200,000...............    $ 18,859     $ 37,719     $ 56,578     $ 75,437   $   94,296    $  113,419
       250,000...............      23,859       47,719       71,578       95,437      119,296       143,419
       300,000...............      28,859       57,719       86,578      115,437      144,296       173,419
       350,000...............      33,859       67,719      101,578      135,437      169,296       203,419
       400,000...............      38,859       77,719      116,578      155,437      194,296       233,419
       450,000...............      43,859       87,719      131,578      175,437      219,296       263,419
       500,000...............      48,859       97,719      146,578      195,437      244,296       293,419
       750,000...............      73,859      147,719      221,578      295,437      369,296       443,419
     1,000,000...............      98,859      197,719      296,578      395,437      494,296       593,419
     1,250,000...............     123,859      247,719      371,578      495,437      619,296       743,419
     1,500,000...............     148,859      297,719      446,578      595,437      744,296       893,419
     1,750,000...............     173,859      347,719      521,578      695,437      869,296     1,043,419
     2,000,000...............     198,859      397,719      596,578      795,437      994,296     1,193,419
     2,250,000...............     223,859      447,719      671,578      895,437    1,119,296     1,343,419
     2,500,000...............     248,859      497,719      746,578      995,437    1,244,296     1,493,419

     Benefits shown in the table above are computed as a single-life annuity and reflect a reduction to recognize in part Everest Re's cost of social security benefits. A participant's "final average earnings" under the Retirement Plan will be his or her average annual "earnings" under the plan during the 72 consecutive months of continuous service in which the participant received the greatest amount of earnings out of the final 120 months of continuous service. For this purpose, "earnings" generally includes the participant's base salary, cash bonus payments under the Chief Executive Officer's Bonus Plan, the Executive Performance Annual Incentive Plan and, for participants who held positions equivalent to or senior to that of department vice president when that position existed, cash payments under the Company's Annual Incentive Plan. With respect to cash payments made under the Annual Incentive Plan through December 31, 1999, "earnings" did not include amounts in excess of 50% of salary or $275,000, whichever was greater. Moreover, "earnings" does not include any other compensation set forth in the Summary Compensation Table. Final average earnings and earnings will be determined under the Supplemental Plan in the same manner as under the Retirement Plan, except that a participant's earnings are not subject to the limitations under the Code. "Continuous service" under the Retirement Plan and Supplemental Plan will be the number of years and months worked for Everest Re and certain affiliates, including during the period of affiliation with Prudential.

     The years of continuous service for Mr. Taranto, Mr. Gallagher, Ms. Burak and Mr. Limauro to be taken into account under the Retirement Plan and Supplemental Plan (rounded to the nearest year), as of April 1, 2000, are 5, 25, 20, and 27, respectively. Final average earnings for Mr. Taranto, Mr. Gallagher, Ms. Burak and Mr. Limauro to be taken into account as of April 1, 2000 are $1,374,021, $469,866, $226,468 and
$178,863, respectively. Final average earnings for Mr. Taranto include the "Additional Compensation" amounts payable under the terms of his Employment Agreement with the Company (see "Employment Agreements" below).

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS -- MR. TARANTO

     The Company entered into an Employment Agreement with Mr. Taranto, dated as of October 11, 1994 (the "Hiring Date"), which expired on December 31, 1999. The Employment Agreement provided for an annual base salary (the "Base Salary") of $500,000, plus additional cash compensation (the "Additional Compensation") of $25,000 per month (which was not included in Mr. Taranto's salary for purposes of computing Mr. Taranto's bonus under the Annual Incentive Plan established by the Company). Each of the Base Salary and the Additional Compensation was subject to annual increases of no less than four percent nor greater than eight percent. Effective March 26, 1999, Mr. Taranto's Base Salary was increased to $608,817 and his Additional Compensation was increased to $30,463 per month. Prior to January 1, 1999, Mr. Taranto was eligible to participate in the Annual Incentive Plan with a maximum bonus equal to 80% of his Base Salary and after January 1, 1999 he was eligible for an award under the Executive Performance Annual Incentive Plan. (See "Compensation Committee Report--Chief Executive Officer Compensation").

     On July 15, 1998, the Company entered into another employment agreement with Mr. Taranto (the "Second Employment Agreement"), which became effective as of January 1, 2000 and will expire on December 31, 2001 unless sooner terminated in accordance with its terms. The terms of the Second Employment Agreement are substantially similar to the terms of the Employment Agreement with the following exceptions: (a) the Second Employment Agreement is for a period of two years and provides for a base salary of $1,000,000 per year, and (b) Mr. Taranto will be eligible to participate in the Executive Performance Annual Incentive Plan. Upon entering into the Second Employment Agreement, Mr. Taranto received a non-qualified option under the Company's 1995 Stock Incentive Plan to purchase 150,000 Common Shares as a sign-on bonus.

     In connection with the restructuring of the Company, Mr. Taranto entered into an amendment to his Second Employment Agreement. The amendment provides that Mr. Taranto will be the Chairman and Chief Executive Officer of the Company after the restructuring and will provide services to the Company after the restructuring that are comparable to those required under his employment agreement prior to the restructuring. In connection with the restructuring, the Company and Everest Holdings are both parties to the employment agreement and have co-extensive rights, powers, duties and obligations. Other conforming changes were also made to the employment agreement to reflect the restructuring. The amendment also provides that if the Company establishes a new Delaware subsidiary, Everest Global Services, Inc. ("Everest Services"), to perform administrative and back-office functions for the Company and its insurance subsidiaries, and if the Board so requests, Mr. Taranto will transfer to employment with Everest Services.

     In connection with the execution of the Second Employment Agreement, the Company and Mr. Taranto also entered into a Change of Control Agreement dated as of July 15, 1998. The Change of Control Agreement provides that if within one year after the occurrence of a material change (as defined in the agreement), Mr. Taranto terminates his employment for any reason or if the Company terminates Mr. Taranto's employment for any reason other than for due cause (as defined in the agreement) then (a) all of Mr. Taranto's outstanding stock options granted under the Company's stock plans shall immediately vest and become exercisable; (b) Mr. Taranto shall receive a cash payment equal to the lesser of (i) 2.99 multiplied by Mr. Taranto's annual compensation for the most recent taxable year ending prior to the date of the material change less the value of Mr. Taranto's gross income in the most recent taxable year ending prior to the date of a material change attributable to Mr. Taranto's exercise of stock options, stock appreciation rights and other stock-based awards granted Mr. Taranto by the Company and (ii) 2.99 multiplied by Mr. Taranto's "annualized includible compensation for the base period" as that phrase is defined in
Section 280G(d) of the Code; (c) Mr. Taranto shall continue to be covered under the Company's medical and dental insurance plans for a period of three years from the date of termination; (d) Mr. Taranto shall receive "Special Retirement

Benefits" in an amount that will equal the retirement benefits he would have received had he continued in the employ of the Company for three years following his termination under the Everest Reinsurance Retirement Plan and any supplemental, substitute or successor retirement plans adopted by the Company. In the event that the benefits Mr. Taranto receives under the Change of Control Agreement cause Mr. Taranto to receive a "Parachute Payment" within the meaning of Section 280G of the Code, Mr. Taranto's benefits will be reduced to an amount that is one dollar less than the amount that would cause a Parachute Payment. If an award made under the Change of Control Agreement nevertheless results in an assessment against Mr. Taranto of a "Parachute Tax" pursuant to Section 4999 of the Code, Mr. Taranto shall be entitled to receive an additional amount of money that would put him in the same net tax position had no Parachute Tax been incurred. The Change of Control Agreement will terminate on the earliest of (i) one year following a material change; (ii) termination by Mr. Taranto of his employment with the Company under circumstances not following a material change;
(iii) the Company's  termination of Mr.  Taranto's  employment for due cause; or
(iv) December 31, 2001, or any date thereafter, with 60 days written notice.

     In connection with the restructuring, Mr. Taranto entered into an amendment to his Change in Control Agreement that provides that transactions with respect to Everest Group after the restructuring will trigger benefits under the agreement to the same extent as transactions with respect to Everest Holdings prior to the restructuring. Changes were also made in the Change in Control Agreement to take into account the possible establishment of Everest Services and Mr. Taranto's employment by that Company.

     If the Company terminates Mr. Taranto's employment for "due cause" (as defined in the Employment Agreement and the Second Employment Agreement) or Mr. Taranto voluntarily terminates his employment other than for "good reason" (as defined in the Employment Agreement and the Second Employment Agreement), Mr. Taranto will be entitled to his Base Salary and any Additional Compensation due him through the date of termination. If the Company terminates Mr. Taranto's employment other than for due cause, or if Mr. Taranto voluntarily terminates his employment for good reason, the Company will be obligated to pay Mr. Taranto, in addition to all Base Salary and Additional Compensation accrued through the date of termination (i) the aggregate amount of Base Salary and Additional Compensation, at the rate then in effect, from the date of termination through December 31, 1999 under the Employment Agreement and through December 31, 2001 under the Second Employment Agreement, and (ii) aggregate bonus amounts for the period from the date of termination to December 31, 1999, calculated as 40% of Base Salary at the date of termination under the Employment Agreement and through December 31, 2001, the aggregate bonus amounts due under the appropriate bonus plans or programs under the Second Employment Agreement.

OTHER CHANGE OF CONTROL ARRANGEMENTS

     The Company established a Senior Executive Change of Control Plan (the "Change of Control Plan"), effective September 28, 1998. The Change of Control Plan is administered by the Compensation Committee, which selects participants from among the senior executives of the Company and its subsidiaries. Among others, the Compensation Committee has selected Mr. Gallagher, Ms. Burak and Mr. Limauro to participate in the plan.

     The Change of Control Plan provides that if within two years after the occurrence of a material change (as defined in the plan) a participant terminates his or her employment for good reason (as defined in the plan) or the Company terminates the participant's employment for any reason other than for due cause (as defined in the plan), then (a) all of the participant's outstanding stock options granted under the Company's stock plans shall immediately vest and become exercisable for three months following termination of employment; (b) all restrictions on the participant's restricted stock awarded under the Company's stock plans shall immediately terminate and lapse;
(c) the participant shall receive a cash payment equal to the participant's average salary and annual incentive bonus for the three most recent taxable years (or such shorter period as may be applicable), multiplied by a number between 2 and 2.99 determined by the Compensation Committee (for Mr. Gallagher the number is 2.99 and for Ms. Burak and Mr. Limauro the number is 2); (d) the participant shall continue to be covered under the Company's medical and dental insurance plans for a period of two years from the date of termination; (e) the participant shall receive "special retirement benefits" in an amount that will equal the retirement benefits he or she would have received under the Everest Reinsurance Retirement Plan and any supplemental, substitute or successor plans adopted by the Company, had he or she continued in the employ of the Company for a period following termination determined by the Compensation Committee. For Mr. Gallagher, the period is the greater of 3 and the number of years necessary to credit service to his 55th birthday, and for Ms. Burak and Mr. Limauro, the period is 2 years.

CERTAIN TRANSACTIONS WITH DIRECTORS

     Two of the Company's operating subsidiaries, Everest Re and Everest National, have entered into a number of business transactions with HealthCare Risk Management Services, Inc. ("HealthCare Risk Management"). HealthCare Risk Management is a company in which Mr. Galtney, a member of the Company's Board of Directors, maintained a substantial ownership position during 1999. In 1999, as a result of these transactions, Everest Re paid to HealthCare Risk Management, a licensed reinsurance intermediary that routinely presents risks to Everest Re, brokerage fees of $121,500 in respect of 1998 business and $107,376 in respect of 1999 business. Brokerage payable to HealthCare Risk Management as of January 1, 2000 was $89,700. Everest National also has a business relationship with WorkCare Northwest, Inc. ("WorkCare Northwest"), a company in which Mr. Galtney's brother, Edward B. Galtney, holds a 90% ownership interest. In 1999, Everest National incurred and paid commissions in the amount of $663,591 to WorkCare Northwest for insurance agency services as a program administrator under Everest National's Idaho Workers Compensation Program.

     In 1998, Everest National and Mt. McKinley acquired the assets of two Galtney Group, Inc. ("GGI") insurance agencies. In these transactions, Everest National acquired substantially all of the assets, including the name, of WorkCare, Inc. and Mt. McKinley acquired substantially all of the assets, including the name, of WorkCare Southeast, Inc., agencies which had provided insurance agency services to Everest Re and Everest National. The aggregate initial purchase price paid to GGI was $2,900,000. Following the transactions, the GGI agencies formerly known as WorkCare, Inc. and WorkCare Southeast, Inc. changed their names to Healthcare Specialty Brokers, Inc. ("Healthcare Specialty") and Healthcare Specialty Brokers of Alabama, Inc. ("Healthcare Specialty Alabama"), respectively. Pursuant to service agreements incorporated into the Asset Purchase Agreements, the Company's affiliates agreed to administer the collection and disbursement of the pre-July 1, 1998 business receivables and payables on behalf of the GGI agencies and to treat such collections and disbursements, net of related costs and expenses, as purchase price adjustments. In 1999, Everest National and Mt. McKinley made an overall settlement of commissions and certain operating expenses owed to GGI, resulting in payments of $25,000 to Healthcare Specialty and $249,000 to Healthcare Specialty Alabama. As a result of the asset acquisitions discussed above, Healthcare Specialty and Healthcare Specialty Alabama were only entitled to commissions on policies that incepted on or before June 30, 1998.

                PROPOSAL NO. 2--AUTHORIZATION TO ELECT OR APPOINT
                              ADDITIONAL DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR AUTHORIZING THE BOARD TO ELECT OR APPOINT ADDITIONAL DIRECTORS OF THE COMPANY UP TO SUCH MAXIMUM NUMBER AS MAY BE ESTABLISHED FROM TIME TO TIME IN ACCORDANCE WITH THE COMPANY'S BYE-LAWS. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

     As a Bermuda company, the Company is governed by the provisions of the Companies Act 1981 of Bermuda (the "Companies Act") and the Memorandum of Association and Bye-laws of the Company. The Companies Act provides that only the shareholders of a company can authorize the board of directors to elect or appoint additional directors to fill newly created board positions if the size of the board is increased in accordance with the Company's Bye-laws. Without shareholder authorization, the board of directors has the authority to fill vacancies in existing board positions and to increase the board size up to the maximum number permitted by the Company's Bye-laws, but it does not have authority to fill newly created board positions if the board size is increased. By contrast, the Delaware General Corporation Law, which governed the Company prior to its February 24, 2000 restructuring, authorizes a corporation's board of directors both to fill vacancies in existing board positions and to elect additional directors to fill newly created board positions if the size of the board is increased, unless the corporation's certificate of incorporation or by-laws otherwise provide. Therefore, in order to provide the Board with the same authority to elect additional directors to fill newly created Board positions under Bermuda law that the Board possessed under Delaware law prior to the restructuring, the shareholders of the Company are urged to approve Proposal No. 2. This will give the Board the ability to expand its size with the timely addition of qualified directors.

               PROPOSAL NO. 3--APPOINTMENT OF INDEPENDENT AUDITORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2000 AND THE AUTHORIZATION OF THE BOARD OF DIRECTORS TO SET THE FEES FOR THE INDEPENDENT AUDITORS. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

     The Company's independent auditors are appointed each year at the Annual General Meeting of shareholders pursuant to the Board's recommendation, which in turn is based on the recommendation of the Audit Committee. In making its recommendation, the Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. Representatives of PricewaterhouseCoopers will be present at the 2000 Annual General Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions of shareholders.

                         MISCELLANEOUS--GENERAL MATTERS

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received, the Company believes that all of its officers, directors and greater than ten percent beneficial owners have filed with the SEC on a timely basis all required forms with respect to transactions during fiscal year 1999.

SHAREHOLDER PROPOSALS FOR THE 2001 ANNUAL GENERAL MEETING OF SHAREHOLDERS

     To be considered for inclusion in the Company's Proxy Statement relating to the 2001 Annual General Meeting of Shareholders, a shareholder proposal must be received by the Company Secretary in proper form at the Company's registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda no later than December 15, 2000.

     The proxy solicited by the Board of Directors relating to the 2001 Annual General Meeting of Shareholders shall confer discretionary authority to vote on a shareholder proposal if the Company Secretary receives notice of that proposal after February 28, 2001.

     Shareholders who intend to nominate persons for election as directors at general meetings must comply with the advance notice procedures set forth in the Bye-Laws of the Company in order for such nominations to be properly brought before that general meeting. These advance notice procedures require that written notice of a shareholder's intent to make such a nomination at the 2001 Annual General Meeting of Shareholders must be received by the Secretary of the Company between November 15, 2000 and December 15, 2000.

PROXY SOLICITATIONS

     The expense of proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or facsimile by directors or officers who are employees of the Company and its subsidiaries without additional compensation. In addition, Corporate Investor Communications, Inc. will provide solicitation services to the Company for a fee of approximately $4,000 plus out-of-pocket expenses. The firm will solicit proxies by personal interview, telephone, telegraph and mail. The Company will, on request, reimburse shareholders of record who are brokers, dealers, banks or voting trustees, or their nominees, for their reasonable expenses in sending proxy materials and annual reports to the beneficial owners of the shares they hold of record.

TRANSFER AGENT AND REGISTRAR

     The Company has appointed EquiServe Trust Company, N.A. to serve as transfer agent, registrar and dividend paying agent for the Common Shares. Correspondence relating to any share accounts or dividends should be addressed to:

         EquiServe Trust Company, N.A.
         P.O. Box 2500
         Jersey City, NJ 07303-2500
         (201) 324-0498

     All transfers of certificates for Common Shares should also be mailed to the above address.

                                            By Order of the Board of Directors
                                            Janet J. Burak
April 14, 2000                              SECRETARY

                                                                            6287

|X|  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.

         FOR all nominees                    WITHHOLD
         listed (except as                 AUTHORITY to
           marked to the                   vote for all
             contrary)                    nominees listed

               |   |                           |   |


To elect Martin Abrahams and John R. Dunne as Directors of the Company for a three-year term ending in 2003.

1.   Election of Directors

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.

--------------------------------------------------------------------------------




SIGNATURE(S)                                                DATE
            -----------------------------------------------      --------------
Sign exactly as name appears hereon. When signing in a representative capacity, please give full title.



2. To authorize the Board of Directors to elect or appoint additional Directors up to such maximum number as may be established from time to time in accordance with the Company's Bye-laws.

         FOR               AGAINST              ABSTAIN

         | |                 | |                   | |


3. To appoint PricewatherouseCoopers as the Company's independent auditors for the year ending December 31, 2000 and authorize the Board of Directors to set the fees for the independent auditors.

         FOR               AGAINST              ABSTAIN

         | |                 | |                   | |


In their discretion, upon such other matters as may properly come before the meeting, all in accordance with the accompanying Notice and Proxy Statement, receipt of which is acknowledged.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE STOCKHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^




                             EVEREST RE GROUP, LTD.

                         ANNUAL MEETING OF SHAREHOLDERS
                        TUESDAY, MAY 23, 2000, 11:00 A.M.
                              ROYAL PAVILION HOTEL
                          PORTERS, ST. JAMES, BARBADOS

                                      PROXY

                             EVEREST RE GROUP, LTD.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints J.V. Taranto, S.L. Limauro, and J.J. Burak, and each of them, as proxies of the undersigned, each with full power to act without the others and with full power of substitution, to vote all the Common Shares of EVEREST RE GROUP, LTD. held in the name of the undersigned at the close of business on March 27, 2000, at the Annual General Meeting of Shareholders to be held on May 23, 2000, at the Royal Pavilion Hotel, Porters, St. James, Barbados at 11:00 a.m. (local time), and at any adjournment or postponement thereof, with all the powers the undersigned would have if personally present, on the matters set forth hereon in accordance with any directions given by the undersigned and, in their discretion, on all other matters that may properly come before the Annual General Meeting, all in accordance with the accompanying Notice and Proxy Statement, receipt of which is acknowledged.

   YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.


                               (SEE REVERSE SIDE)


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